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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Northwest Airlines Corporation and Northwest Airlines, Inc. for the registration of $150,000,000 of 6.625% Senior Convertible Notes due 2023 and to the incorporation by reference therein of our report dated January 21, 2003, with respect to the consolidated financial statements and schedule of Northwest Airlines Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
August 1, 2003

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  Exhibit 23.1